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                                                                    EXHIBIT 99.2

                    Consent of Deutsche Bank Securities Inc.

      We hereby consent to the inclusion in the Registration Statement on Form S-4 of Westcorp relating to the proposed merger involving Westcorp and WFS Financial Inc., of our opinion letter appearing as Annex B to the Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4, and to the use of our name under the captions "QUESTIONS AND ANSWERS ABOUT THE PROPOSALS - GENERAL QUESTIONS AND ANSWERS", "SUMMARY - Opinion of Deutsche Bank, Financial Advisor to the WFS Special Committee", "THE MERGER - Background of the Merger", "THE MERGER - WFS' Considerations Relating to the Merger" and "THE MERGER - Opinion of Deutsche Bank Securities Inc., Financial Advisor to the WFS Special Committee", therein.

      In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules adopted thereunder, nor do we admit that we are "experts" with respect to any part of the Registration Statement on Form S-4 within the meaning of the Securities Act of 1933, as amended, or the rules adopted thereunder.


                                               /s/ Deutsche Bank Securities Inc.

New York, New York
July 13, 2004